Exhibit 99.1

Capital Senior Living Corporation Announces

Fourth Quarter and Full Year 2020 Results

DALLAS – March 31, 2021 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s leading owner-operators of senior housing communities, announced results for the fourth quarter and full year ended December 31, 2020.

Highlights

•	Execution of transformational strategy focused on improving the Company’s balance sheet position has poised the Company for stabilization and growth in 2021.

•	The Company successfully exited all triple-net leases, resulting in reduced lease liabilities of $265.4 million and improved annual cash flow of more than $22 million.

•	The Company closed on the sale of Canton, Ohio property, for a total purchase price of $18.0 million.

•	Leading indicators in March 2021 show late Q4 2020 rebound and highest levels of leads, tours and move-ins since March 2020.

•

Aggressive response to COVID-19 resulted in nearly 90% of residents being fully vaccinated. All communities have completed second-round vaccinations, and final round vaccination clinics are scheduled to be completed by mid-April 2021.

“Associates throughout our Company executed in the delivery of a strong clinical and operational response to the challenges of operating our senior living communities during the COVID-19 pandemic. Concurrently we took significant transformative actions to improve the financial foundation of the Company and transition to a focused portfolio,” said Kimberly S. Lody, President and CEO. “We are encouraged to see recent trends of leading indicators of leads, tours, move-ins and move-outs returning to pre-pandemic levels, and we are optimistic about the outlook of the post-pandemic recovery. I am extremely grateful for our team of associates and their relentless dedication to the safety and wellbeing of our residents and employees. They are true front-line heroes.”

Financial Results - Fourth Quarter and Full Year 2020

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total Revenues	$80,205	$108,688	$383,864	$447,100
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	42,756	80,322	254,630	310,551
General and administrative expenses	6,868	5,752	27,904	27,518
Facility lease expense	4,875	14,315	28,109	57,021
Stock-based compensation expense	230	951	1,724	2,509
Depreciation and amortization expense	12,718	16,105	60,302	64,190
Long-lived asset impairment	2,649	664	41,843	3,004
Community reimbursement expense	13,054	—	24,942	—

Total expenses	83,150	118,109	439,454	464,793

Other income (expense):
Interest income	110	48	193	221
Interest expense	(10,520)	(12,074)	(44,564)	(49,802)
Write-off of deferred loan costs and prepayment premiums	—	(4,843)	—	(4,843)
Gain on facility lease modification and termination, net	172	97	10,659	—
Gain (Loss) on disposition of assets, net	(7,088)	36,490	(205,476)	36,528
Other income	(203)	(1)	(201)	7

Loss before benefit (provision) for income taxes	(20,474)	10,296	(294,979)	(35,582)
Benefit (provision) for income taxes	4	(77)	(389)	(448)

Net loss and comprehensive loss	$(20,470)	$10,219	$(295,368)	$(36,030)

Fourth Quarter Results

Fourth quarter 2020 revenue was $80.2 million compared to revenue of $108.7 million in the prior comparable period, representing a decrease of approximately $28.5 million. The majority of the decrease is related to significant property dispositions in fiscal year 2020, including (1) the sale of two owned properties, one of which transitioned to a management agreement with the successor owner, (2) the transition of 22 of its leased communities to different operators in conjunction with exiting its master lease agreements, (3) the conversion of 12 previously-leased communities to management agreements, and (4) the process of transferring legal ownership of 18 communities to Fannie Mae, the holder of nonrecourse debt. The remaining decrease was primarily due to a decrease in total occupancies at the Company’s remaining senior housing communities. Financial occupancy in the fourth quarter of 2020 was 74.2%, a decrease of 720 basis points compared to the fourth quarter of 2019. The decrease in financial occupancy was primarily due to reduced move-in activity, which began in the second half of March 2020 and continued through the end of 2020, related primarily to the COVID-19 pandemic. The decreases in total revenue were partially offset by increases in management fees and community reimbursement revenue of $1.0 million and $13.1 million, respectively, which were due to the Company’s management of certain communities in the fourth quarter of 2020. Monthly average rent in the fourth quarter of 2020 was $3,464 as compared to $3,666 in the fourth quarter of 2019.

The $37.5 million decrease in operating expenses is primarily a result of the transition of properties to other operators or conversion to management agreements as described above, the Company’s acceptance of $8.1 million of relief funds under the CARES Act to reimburse the Company for COVID-19 related costs, slightly lower bad debt expense as well as lower operating expenses as a result of lower occupancy as described above.

The $1.1 million increase in general and administrative expenses is primarily due to consulting expenses in our Dallas Support Center, an increase in corporate insurance premiums resulting from a challenging market, and increases in transaction and conversion costs.

The Company reported a net loss and comprehensive loss of $20.5 million for the fourth quarter of 2020, compared to net income and comprehensive income of $10.2 million for the fourth quarter of 2019.

Adjusted EBITDAR for the fourth quarter of 2020 was $20.2 million. Adjusted EBITDAR excluding COVID-19 expenses was $16.9 million for the fourth quarter of 2020. Adjusted CFFO was ($0.4) million and Adjusted CFFO excluding COVID-19 relief and expenses was ($3.7) million for the fourth quarter or 2020. (See “Non-GAAP Financial Measures of Operating Performance” below).

Full Year Results

The Company reported a net loss and comprehensive loss of $295.4 million for the fiscal year ended December 31, 2020, and net loss and comprehensive loss of $36.0 million for the fiscal year ended December 31, 2019.

Adjusted EBITDAR for the year ended December 31, 2020, was $85.9 million and Adjusted EBITDAR excluding COVID-19 expenses was $86.8 million for the fiscal year ended December 31, 2020. Adjusted CFFO for the year ended December 31, 2020 was ($9.4) million and Adjusted CFFO excluding COVID-19 relief and expenses was ($8.6) million for the year ended December 31, 2020. (See “Non-GAAP Financial Measures of Operating Performance” below).

Reverse Stock Split

On December 9, 2020, the Company’s Board of Directors approved and effected a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock at a ratio of 1-for-15. The Reverse Stock Split reduced the number of issued and outstanding shares of common stock from approximately 31,268,943 shares to approximately 2,084,596 shares. The authorized number of shares of common stock was also proportionately reduced from 65,000,000 shares to 4,333,334 shares. All share amounts presented for the year ended December 31, 2019 have been recast to give effect to the 1-for-15 Reverse Stock Split.

Continuing Portfolio Results

As previously announced, management has implemented an operational improvement plan, which included exiting underperforming leases to strengthen the balance sheet and strategically invest in certain existing communities, as well as transferring ownership of certain properties of underperforming assets to the non-recourse debt holder (see “Community Transitions Update” below). The resulting Continuing Portfolio consists of the 60 owned communities that will constitute the Company’s owned community portfolio subsequent to the completion of the Community Transition plan.

Continuing community revenue in the fourth quarter of 2020 decreased 7.7% versus the fourth quarter of 2019. Occupancy for the continuing community portfolio was 77.4%, a decrease of 700 basis points as compared to the fourth quarter of 2019. Average rent for the 60 communities was $3,586 for the fourth quarter of 2020, which was relatively flat compared to the fourth quarter of 2019.

Continuing community operating expenses decreased 5.1% in the fourth quarter of 2020 compared to the fourth quarter of 2019. Continuing community advertising and promotion costs decreased 42.2%, food costs decreased 7.7%, and repairs and maintenance decreased 16.1% in the fourth quarter of 2020 compared to the fourth quarter of 2019. Labor costs, including benefits, remained relatively flat quarter over quarter while small increases in supplies and other expenses partially offset these decreases. Same-community net operating income decreased 14.8% in the fourth quarter of 2020 when compared with the fourth quarter of 2019.

COVID-19 Update

In December 2020, the Company initiated the first round of COVID-19 vaccinations at its communities, and, as of March 2021, the Company has completed first- and second-round clinics at 100% of its communities. In communities that have completed two vaccine clinics, 87% of its residents and 41% of its staff have received both doses of the COVID-19 vaccine and are fully vaccinated. As of March 2021, COVID-19 incidence rates have declined across the portfolio, and leading indicators, such as leads, tours and move-ins, are at their highest levels since March 2020, indicating that demand for senior housing and services is beginning to rebound.

Throughout 2020, the Company incurred substantial costs for procurement of additional PPE, cleaning and disposable food service supplies, enhanced cleaning, infection control, environmental sanitization costs, and increased labor expenses for hazard pay at certain communities with COVID-19 positive residents. The Company has also incurred costs for COVID-19 testing of residents and employees. In total, the Company incurred approximately $4.8 million and $7.9 million in incremental COVID-19 costs in the fourth quarter and full year 2020, respectively. To mitigate these new costs, the Company reduced spending on non-essential supplies, travel and other discretionary items.

In November 2020, the Company accepted $8.1 million of CARES Act Phase 2 Provider Relief funds, which are intended to reimburse the Company for COVID-19-related costs and lost revenues. The $8.1 million Phase 2 Provider Relief Funds have been recorded as a reduction to operating expenses in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2020. The Company received an additional $8.7 million in the first quarter of 2021 under the CARES Act Phase 3 and expects to fully recognize Phase 3 funds in 2021. The CARES Act Phase 2 and Phase 3 funds are grants that do not have to be repaid provided the Company satisfies the terms and conditions of the CARES Act.

In addition, the Company had received approximately $1.9 million in relief from state agencies during the year ended December 31, 2020, under the CARES Act and has applied for additional federal and state funding. The Company is utilizing the payroll tax deferral program under the CARES Act and delayed the employer portion of payroll taxes totaling $7.4 million from April 2020 through December 2020. One-half of the deferred payroll taxes, which amount to $3.7 million, will be due by December 2021, while the other half will be due by December 2022.

Community Transitions Update

Disposition of Canton, Ohio, Community

On November 24, 2020, the Company closed on the sale of one senior housing community located in Canton, Ohio, for a total purchase price of $18.0 million and received approximately $6.4 million in net proceeds after retiring outstanding mortgage debt of $10.8 million and paying customary transaction and closing costs. In the fourth quarter of 2020, the Company recorded a $2.0 million gain on the sale of the property. In November 2020, the Company entered into a management agreement with the successor owner to manage the senior living community, subject to a management fee based on the gross revenues of the property.

Transactions Involving Leases

As of December 31, 2019, the Company leased 46 senior housing communities from certain real estate investment trusts. During 2020, the Company exited all master lease agreements with its landlords and after giving effect to such transactions, as of December 31, 2020, the Company leased 12 senior living communities. All 12 remaining leases were subsequently converted to management agreements as of January 1, 2021.

Liquidity

In addition to approximately $17.9 million of unrestricted cash balances on hand as of December 31, 2020, the Company’s principal sources of liquidity are expected to be cash flows from operations, additional proceeds from debt refinancing activities, COVID-19 relief funding (including $8.1 million and $8.7 million of cash the Company accepted pursuant to the Provider Relief Fund’s Phase 2 and Phase 3 General Distribution in November 2020 and January 2021, respectively), equity issuances and/or proceeds from the sale of owned assets.

As of December 31, 2020, the Company was in active discussions with existing and potential lending sources to refinance its two bridge loans totaling $72.5 million, both of which are scheduled to mature in December 2021. The Company has implemented plans, which include strategic and cash-preservation initiatives, which are designed to provide it with adequate liquidity to meet its obligations for at least the 12-month period following the date its fiscal year 2020 financial statements are issued. If the Company is unable to extend or refinance its indebtedness prior to scheduled maturity dates, its liquidity and financial condition could be adversely impacted. Even if the Company is able to extend or refinance its maturing bridge loans, the terms of the new financing may not be as favorable to it as the terms of the existing financing. In addition, the amount of mortgage financing available for the Company’s communities is generally dependent on their respective appraised values and performance. Decreases in the appraised values of the Company’s communities, including due to adverse changes in real estate market conditions or their performance, could result in available mortgage refinancing amounts that are less than the communities’ maturing indebtedness. The Company’s inability to obtain refinancing proceeds sufficient to cover maturing indebtedness could adversely impact its liquidity and may cause it to seek alternative sources of financing, which may be less attractive or unavailable.

Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2020 financial results on Wednesday, March 31, 2021, at 2:30 p.m. Eastern Time. To participate, dial 877-407-0989 (no passcode is required). A simultaneous webcast of the teleconference will be available at https://www.webcast-eqs.com/register/capitalseniorliving20201105/en

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 31, 2021, through April 14, 2021. To access the conference call replay, call 877-660-6853, passcode 13711946. The conference call will also be available for playback via the Company’s corporate website, https://www.capitalsenior.com/investor-relations/quarterly-conference-calls/.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR and Adjusted EBITDAR excluding COVID-19 impact are financial valuation measures and Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with the Company’s results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

The Company believes that presenting Adjusted EBITDAR excluding COVID-19 impact and Adjusted CFFO excluding COVID-19 impact is useful to investors to assess certain recent impacts of the COVID- 19 pandemic on the Company’s financial position, results of operations and the non- GAAP financial valuation and performance measures that the Company has historically presented to investors.

Adjusted EBITDAR is a valuation measure commonly used by Company management, research analysts and investors to value companies in the senior living industry. Since Adjusted EBITDAR excludes interest expense and rent expense, it allows Company management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes Adjusted EBITDAR excluding COVID-19 impact is a valuable measure as it normalizes the impact of COVID-19 for valuation purposes.

The Company believes that Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of the Company’s primary business. Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDAR and Adjusted EBITDAR excluding COVID-19 impact and the reconciliation of net income/(loss) to Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows. This is included on the last page of this press release.

About the Company

Dallas-based Capital Senior Living Corporation is a leading owner-operator of independent living, assisted living and memory care communities for senior adults. As of March 31, 2020, the Company operated 80 communities that are home to more than 7,000 residents across 19 states and provide compassionate, resident-centric service and care as well as engaging programming. Capital Senior Living offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the Company on Facebook.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread, new information that may emerge concerning the severity of COVID-19, the actions taken to prevent or contain the spread of COVID-19 or treat its impact, the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the

COVID-19 pandemic, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancing, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all including the transfer of certain communities managed by the Company on behalf of Fannie Mae, Healthpeak, Ventas, and Welltower; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission. On December 9, 2020, the Company’s Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of 1-for-15, which became effective on December 11, 2020. Accordingly, all of the Company’s common share, equity award and per-share amounts have been adjusted to reflect such reverse stock split for all prior periods presented.

For information about Capital Senior Living, visit www.capitalsenior.com.

Investor Contact: Kimberly Lody, Chief Executive Officer, at 972-770-5600

Press Contact: media@capitalsenior.com.

Capital Senior Living Corporation

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Resident revenue	$66,170	$108,688	$357,122	$447,100
Management fees	981	—	1,800	—
Community reimbursement revenue	13,054	—	24,942	—

Total revenues	80,205	108,688	383,864	447,100

Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	42,756	80,322	254,630	310,551
General and administrative expenses	6,868	5,752	27,904	27,518
Facility lease expense	4,875	14,315	28,109	57,021
Stock-based compensation expense	230	951	1,724	2,509
Depreciation and amortization expense	12,718	16,105	60,302	64,190
Long-lived asset impairment	2,649	664	41,843	3,004
Community reimbursement expense	13,054	—	24,942	—

Total expenses	83,150	118,109	439,454	464,793

Other income (expense):
Interest income	110	48	193	221
Interest expense	(10,520)	(12,074)	(44,564)	(49,802)
Write-off of deferred loan costs and prepayment premiums	—	(4,843)	—	(4,843)
Gain on facility lease modification and termination, net	172	97	10,659	—
Loss on disposition of assets, net	(7,088)	36,490	(205,476)	36,528
Other income	(203)	(1)	(201)	7

Loss from continuing operations before provision for income taxes	(20,474)	10,296	(294,979)	(35,582)
Provision for income taxes	4	(77)	(389)	(448)

Net loss from operations	$(20,470)	$10,219	$(295,368)	$(36,030)

Per share data:
Basic net loss per share	$(9.99)	$5.05	$(144.08)	$(17.87)

Diluted net loss per share	$(9.99)	$5.05	$(144.08)	$(17.87)

Weighted average shares outstanding — basic	2,050	2,022	2,050	2,016

Weighted average shares outstanding — diluted	2,050	2,022	2,050	2,016

Comprehensive loss	$(20,470)	$10,219	$(295,368)	$(36,030)

(1)	Prior period results have been adjusted to reflect the fifteen-for-one Reverse Stock Split as discussed above.

Capital Senior Living Corporation

Consolidated Balance Sheet

(in thousands)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$17,885	$23,975
Restricted cash	4,982	13,088
Accounts receivable, net	5,820	8,143
Federal and state income taxes receivable	76	72
Property tax and insurance deposits	7,637	12,627
Prepaid expenses and other	7,028	5,308

Total current assets	43,428	63,213
Property and equipment, net	655,731	969,211
Operating lease right-of-use assets, net	536	224,523
Deferred taxes, net	—	76
Other assets, net	3,138	10,673

Total assets	$702,833	$1,267,696

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$14,967	$10,382
Accrued expenses	48,515	46,227
Current portion of notes payable, net of deferred loan costs	304,164	15,819
Current portion of deferred income	3,984	7,201
Current portion of financing obligations	—	1,741
Current portion of lease liabilities	421	45,988
Federal and state income taxes payable	249	420
Customer deposits	822	1,247

Total current liabilities	373,122	129,025
Financing obligations, net of current portion	—	9,688
Lease liabilities, net of current portion	533	208,967
Other long-term liabilities	3,714	—
Notes payable, net of deferred loan costs and current portion	604,729	905,637
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, $.01 par value:	—	—
Authorized shares — 1,000; no shares issued or outstanding
Common stock, $.01 par value:
Authorized shares — 4,333; issued and outstanding shares 2,084 and 2,096 in 2020 and 2019, respectively (1)	21	319
Additional paid-in capital	188,978	190,386
Retained deficit	(468,264)	(172,896)
Treasury stock, at cost — 0 and 33 shares in 2020 and 2019, respectively (1)	—	(3,430)

Total shareholders’ equity (deficit)	(279,265)	14,379

Total liabilities and shareholders’ equity (deficit)	$702,833	$1,267,696

(1)	Prior period results have been adjusted to reflect the fifteen-for-one Reverse Stock Split as discussed above.

Capital Senior Living Corporation

Non-GAAP Reconciliations

(In thousands, except per share data)

	Three months ended December 31		Year ended December 31,
	2020	2019	2020	2019
Adjusted EBITDAR
Net loss	(20,470)	10,219	(295,368)	(36,030)
Depreciation and amortization expense	12,718	16,105	60,302	64,190
Stock-based compensation expense	230	951	1,724	2,509
Facility lease expense	4,875	14,316	28,109	57,022
Provision for bad debts	692	1,583	2,882	3,765
Interest income	(110)	(48)	(193)	(221)
Interest expense	10,520	12,074	44,564	49,802
Write-off of deferred loan costs and prepayment premiums	—	4,649	—	4,746
Long-lived asset impairment	2,649	3,004	41,843	3,004
(Gain) loss on lease related transactions, net	(172)	—	(10,659)	—
(Gain) loss on disposition of assets, net	7,088	(38,830)	205,476	(36,528)
Other expense (income)	203	—	201	(7)
Provision for income taxes	(4)	77	389	448
Casualty losses	614	883	1,572	2,868
Transaction and conversion costs	1,401	311	4,483	2,657
Employee placement and separation costs	(16)	487	588	3,073
Employee benefit reserve adjustments	—	(100)	—	(100)
Communities excluded due to repositioning/lease-up	—	48	—	163

Adjusted EBITDAR	$20,218	$25,729	$85,913	$121,361

COVID-19 relief revenue	(8,114)	—	(8,616)	—
COVID-19 expenses	4,836	—	9,462	—

Adjusted EBITDAR excluding COVID-19 impact	$16,940	$25,729	$86,759	$121,361

Adjusted revenues
Total revenues	$80,205	$108,688	$383,864	$447,100
Communities excluded due to repositioning/lease-up	—	$48	—	$163

Adjusted revenues	$80,205	$108,736	$383,864	$447,263

Adjusted CFFO
Net loss	(20,470)	10,219	(295,368)	(36,030)
Non-cash charges, net	18,086	(12,452)	279,389	39,516
Operating lease payment adjustment to normalize lease commitments	—	—	—	(910)
Recurring capital expenditures	—	(1,136)	—	(4,581)
Casualty losses	614	883	1,572	2,868
Transaction and conversion costs	1,401	311	4,483	2,674
Employee placement and separation costs	(16)	487	588	3,073
Employee benefit reserve adjustments	—	(100)	—	(100)
Communities excluded due to repositioning/lease-up	—	412	—	1,623

Adjusted CFFO	$(385)	$(1,376)	$(9,336)	$8,133

COVID-19 relief revenue	(8,114)	—	(8,616)	—
COVID-19 expenses	4,836	—	9,462	—

Adjusted CFFO excluding COVID-19 impact	(3,663)	(1,376)	(8,490)	8,133

Capital Senior Living Corporation

Supplemental Information

	Q4 20	Q4 19
Selected Operating Results
I. Owned communities
Number of communities (1)	77	76
Resident capacity	9,604	9,774
Unit capacity	7,539	7,405
Financial occupancy (2)	74.7%	83.0%
Revenue (in millions)	48.0	65.9
Operating expenses (in millions) (3)	37.1	48.0
Operating margin	23%	27%
Average monthly rent	2,839	3,572
II. Leased communities
Number of communities	12	46
Resident capacity	1,827	5,756
Unit capacity	1,389	4,413
Financial occupancy (2)	72.4%	78.8%
Revenue (in millions)	20.9	40.0
Operating expenses (in millions) (3)	14.3	26.8
Operating margin	32%	33%
Average monthly rent	4,074	3,831
III. Consolidated communities
Number of communities	89	122
Resident capacity	11,431	15,530
Unit capacity	8,928	11,818
Financial occupancy (2)	74.2%	81.4%
Revenue (in millions) (4)	66.2	105.8
Operating expenses (in millions) (3)	42.8	74.6
Operating margin	35%	29%
Average monthly rent	3,464	3,666
IV. Continuing community portfolio
Number of communities	60	60
Resident capacity	7,463	7,464
Unit capacity	5,634	5,635
Financial occupancy (2)	77.4%	84.4%
Revenue (in millions)	46.9	50.8
Operating expenses (in millions) (3)	36.1	36.9
Operating margin	23%	27%
Average monthly rent	3,586	3,563
V. Consolidated Debt Information (in thousands, except for interest rates)
(Excludes insurance premium financing)
Total variable rate mortgage debt	122,742	126,385
Total fixed rate debt	787,030	844,567
Weighted average interest rate	4.49%	4.86%

(1)	Includes 17 properties in the process of transitioning ownership back to Fannie Mae at December 31, 2020; 2019 excludes four communities that were being repositioned
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(3)	Excludes management fees and transaction and conversion costs.
(4)

Excludes revenues related to the 17 properties for which ownership is being transferred to Fannie Mae subsequent to July 31, 2020, the date on which the Company ceased recognizing revenue on those properties